Exhibit 99.B.h.(xxviii)

MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of May 28, 2010, between The Hartford Mutual Funds, Inc. (the “Company”) on behalf of each of its series listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Hartford Investment Financial Services, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between the Company, on behalf of the Funds, and the Adviser; and

WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to the advisory fee of the Funds;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.             The Adviser hereby agrees to waive, for each Fund listed on Schedule A, a portion of its advisory fee in the amount of 0.40% that each Fund pays to the Adviser.

2.             The waiver described in Section 1 above is not subject to recoupment by the Adviser.

3.             The Adviser understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Companies on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.             This Agreement shall terminate on May 31, 2011 unless extended by mutual written agreement of the Company and the Adviser.

- Signatures on Following Page -

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

By:	/s/Robert Arena
Robert Arena
Title:	President

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

By:	/s/Robert Arena
Robert Arena
Title:	President

SCHEDULE A

The Hartford Global All-Asset Fund
The Hartford Global Real Asset Fund